EXHIBIT 10.18


                        [ASD LETTERHEAD]





                        January 11, 2000



Mr. Gregg L. Young
4827 Sandestin Drive
Dallas, Texas  75282

Dear Gregg:

     This letter serves to clarify certain aspects of the offer of employment made to you in my letter dated December 13, 1999 (the "Offer Letter"). As such, this letter shall be deemed to supplement, amend and clarify the Offer Letter for all purposes and, to the extent there is any inconsistency between this letter and the Offer Letter, this letter shall control.

     1. Until June 30, 2001, you agree that your employment will be "at-will." Accordingly, you agree that until such date ASD Systems, Inc. (the "Company") has the absolute and continuing right to terminate you at any time, with or without cause and whether or not you have performed under the terms of the Offer Letter or otherwise. On or prior to June 30, 2001 we will negotiate in good faith the terms of your continuing employment with the Company based on your performance with the Company to that date.

     2. We have agreed not to take a second lien on your home as collateral for the $80,000 loan referenced in the Offer Letter at this time; however, you have agreed that if at any time in the future our then existing collateral is insufficient to secure any obligations you may have to the Company, we may at that time demand such a second lien whereupon you hereby agree to take such further action and execute such further documents as we deem necessary to document and perfect such second lien.

     3. You have agreed to provide us with a security interest in any shares of common stock of the Company you may hereinafter hold or may hereinafter have the right to acquire upon conversion or exercise of any right, including, but not limited to, any right under a stock option granted to you by the Company.

     4. We have agreed that you will execute a promissory note to the Company for $80,000 (the "80K Note") which will be payable on the earlier of:

          *    December 31, 2003; or

          * the date on which you cease to be employed by the Company for any reason.

          However, we hereby agree that we will pay you a bonus on the date that the 80K Note is due unless your employment is terminated "for cause." We have agreed that "for cause" means: the Chief Executive Officer of the Company has reasonably determined that you have:

          * been habitually negligent or substandard in the performance of your duties;

          * breached or failed to perform properly any reasonable and proper duty or obligation imposed upon you;

          *    breached any fiduciary duty owed to the Company;

          * pled guilty or no contest or been convicted of a felony crime or a crime involving moral turpitude;

          * committed any dishonest, unethical, fraudulent, disloyal or felonious act in respect of your duties to the Company;

          * engaged in any conduct significantly detrimental to the Company or its reputation; or

          * you have resigned from the Company for any reason whatsoever other than as a result of a breach of an agreement by the Company, including the agreement to pay you the salary and bonuses described.

          The bonus payable under this paragraph shall be the amount required to fully repay the 80K Note (which such amount shall be sufficient to repay all unpaid principal and accrued interest thereon), together with such amount as is necessary to pay any applicable federal income tax liability incurred as a result of such bonus.

     5. We have also agreed that you will execute a promissory note to the Company for $65,000 (or such lesser amount as is advanced to you under the terms of the Offer Letter) (the "65K Note") which will be payable on the earlier of:

          *    June 30, 2001; or

          * the date on which you cease to be employed by the Company for any reason.

          However, we hereby agree that we will pay you a bonus on the date that the 65K Note is due unless your employment is terminated "for cause." We agree that "for cause" for this purpose shall have an identical meaning as that set forth above.

          The bonus payable under this paragraph shall be equal to the amount required to fully repay the 65K Note (which such amount shall be sufficient to repay all unpaid principal and accrued interest thereon), together with such amount as is necessary to pay any applicable federal income tax liability incurred as a result of such bonus.

     6. In no event shall the arrangements set forth in this letter be deemed to be an employment agreement or otherwise evidence an obligation of the Company, in any way whatsoever, to employ you in any capacity for any period of time.

     To the extent this letter accurately reflects our understanding regarding the matters noted herein, please execute where indicated and return the original to me for my files.

                              Very truly yours,


                                 /s/ Norm Charney
                              Norm Charney
                              Chief Executive Officer and
                              President






AGREED AND ACKNOWLEDGED
THE DATE AND YEAR SET FORTH
ABOVE


    /s/ Gregg L. Young
----------------------
Gregg L. Young